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Exhibit 10.3

FORM OF EMPLOYMENT AGREEMENT

        THIS AGREEMENT dated this 1st day of January 2003 by and between TRIUMPH GROUP, INC., a Delaware corporation (the "Company"), and Richard M. Eisenstaedt ("Executive").

WITNESSETH:

        WHEREAS, Executive has served as Vice President and General Counsel of the Company since 1996; and

        WHEREAS, the Company wishes to assure itself of Executive's continued employment by the Company during the period set forth herein; and

        WHEREAS, Executive is willing to continue to serve the Company during such period upon the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Company and Executive hereby agree as follows:

        1.    Terms of Employment.    The Company hereby agrees to employ Executive, and Executive agrees to be employed by the Company, for a term (the "Employment Term") commencing on January 1, 2003 (the "Effective Date") and shall expire on the fourth (4th) anniversary of the Effective Date subject to earlier termination as provided in Section 6 hereof.

        2.    Duties and Responsibilities.    During the Employment Term, Executive shall serve as Vice President and General Counsel of the Company and devote substantially all of his time and effort during normal business hours (reasonable sick leave and vacations excepted) to the business and affairs of the Company. The Executive shall report to the President and Chief Executive Officer and the Board of Directors of the Company, and shall have such duties, responsibilities and authority as are delegated to him by the Board of Directors. The Executive's primary place of employment during the Employment Term shall be Wayne, Pennsylvania, unless changed with the Executive's consent.

        3.    Salary.    During the Employment Term, the Company shall pay the Executive, in periodic installments on the same basis as other senior salaried executives of the Company, a base salary of $212,000 per annum (the "Base Salary"), subject to such increases during the Employment Term as shall be approved by the Compensation Committee of the Board of Directors of the Company (which increases, when so approved, to thereafter constitute Executive's Base Salary for purposes of this Agreement).

        4.    Incentive Compensation.    In addition to the Base Salary provided in Section 3 hereof, the Company shall pay to Executive, at such times as such payments are made to other senior salaried executives of the Company and its subsidiaries (hereinafter referred to as the "Group"), incentive payments in an amount of 40% of Base Salary for achievement of objectives up to a maximum of 80% of Base Salary for overachievement of objects shall be due Executive pursuant to the terms of the incentive compensation plans approved by the Board of Directors of the Company or such other higher percentages as shall be approved from time to time by the Board of Directors of the Company (which higher percentages, when so approved, to thereafter constitute Executive's incentive payment percentages for purposes of this Agreement). Incentive Payments hereunder shall be subject to such deferral arrangements as are provided in the Group's Supplemental Executive Retirement Plan effective April 1, 1994 (the "Supplemental Retirement Plan") or otherwise approved by the Board of Directors. The Executive's objectives under such plans shall be set forth in writing annually by the Compensation Committee of the Board of Directors.

        5.    Additional Benefits and Perquisites.

          (a)    Employee Benefit Plans.    During the Employment Term, Executive shall be entitled to participate on substantially the same basis as other senior salaried executives of the Group in all employee benefit plans maintained in effect by the Group from time to time during the Employment Term (all such plans hereinafter referred to as "Employee Benefit Plans").

          (b)    Perquisites.    During the Employment Term, Executive shall be entitled to such perquisites and fringe benefits as are generally made available to the senior salaried executives of the Group.

          (c)    Life and Disability Insurance.    During the Employment Term, Executive shall be entitled to participate in the group life and disability insurance plan made available to the senior salaried executives of the Group including without limitation participation in the Company's split dollar insurance program for eligible senior executives.

          (d)    Vacation.    During the Employment Term the Executive shall be entitled to four (4) weeks of vacation during each calendar year.

        6.    Early Termination.

          (a)    Disability.    The Company shall have the right to terminate Executive's employment during the Employment Term upon not less than thirty (30) days prior written notice to Executive or his personal representative if, because of mental or physical disability, Executive shall have been incapable, with reasonable accommodation, of satisfactorily performing the essential functions of his job under Section 2 hereof for a continuous period of one hundred twenty (120) days or for a total period of two hundred ten (210) days in any three hundred sixty (360) day-period prior to the date of such notice.

          (b)    Death.    In the event of Executive's death during the Employment Term, this Agreement shall automatically terminate as of the date of such death.

          (c)    For Cause.    Notwithstanding any other provisions of this Agreement, the Company may terminate Executive's employment at any time during the Employment Term for Cause, as herein defined, upon written notice to the Executive. As used herein, "Cause" shall mean intentionally engaging in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, or from which the Executive derives improper material personal benefit. No act, or failure to act on the Executive's part, shall be considered "intentional" unless he acted, or failed to act, with an absence of good faith and without a reasonable relief that his action or failure to act was in the best interest of the Company. The decision to terminate Executive for Cause can be taken only at a duly called meeting of the Board of Directors of the Company at which Executive is present and afforded a full opportunity to be heard.

          (d)    Without Cause.    The Company may terminate Executive's employment at any time during the Employment Term without Cause, as defined in subparagraph (c) above, upon written notice to the Executive.

          (e)    Good Reason.    Following a Control Transaction, as herein defined, Executive may terminate this Agreement for Good Reason, as herein defined. A "Control Transaction" shall be: (i) a reorganization, merger or consolidation of the Company unless (A) the Company or a parent or subsidiary of the Company is the surviving or resulting corporation or (B) the shareholders of the Company immediately before such transaction own a majority of the outstanding voting stock (after giving effect to the conversion of all shares of Class D Common Stock of the Company) in the surviving or resulting corporation or a parent thereof following the transaction; (ii) the sale by the Company of all or substantially all of its assets to a purchaser which is not a member of the Group immediately before such sale; or (iii) any transaction or series of transactions which results in the acquisition of a majority of the outstanding voting shares (after giving effect to the conversion of all of the outstanding Class D Common Stock of the Company) of the Company by a purchaser or purchasers (A) who are not currently shareholders of the Company and who acquired such voting shares in a transaction or transactions not involving an offering registered under the Securities Act of 1933, as amended; (B) which was not a subsidiary of the Company immediately before such acquisition; or (C) a majority of whose outstanding voting shares, immediately following the acquisition, are owned by persons who were not shareholders of the Company immediately before the acquisition. "Good Reason," as used herein, shall mean (i) a determination by Executive in good faith that due to acts of the Company or its Successor (as hereinafter defined) occurring after the Control Transaction, he is unable effectively to carry out his duties and responsibilities as of the time of the Control Transaction; (ii) a material reduction following a Control Transaction in the duties and responsibilities assigned to Executive pursuant to Section 2 hereof; (iii) in the event of a Control Transaction, a reduction of the Executive's then current Base Salary in effect at the time of such Control Transaction or any reduction in Executive's incentive payment percentages or the benefits and perquisites as set forth in Section 5 hereof; (iv) the transfer following the Control Transaction of Executive's principal place of business to a location more than thirty (30) miles from the location of the Company's principal executive office as of the time of the Control Transaction; (v) the failure or refusal of the Successor, as defined in Section 9 hereof, to assume all duties and obligations of the Company under this Agreement in a form that is reasonably satisfactory to Executive, as contemplated by Section 9; or (vi) any other material breach by the Company or its Successor of the terms of this Agreement.

        7.    Effects of Early Termination.

          (a)   In the event of the Company's termination of Executive's employment during the Employment Term as a result of his disability, Executive shall be entitled to receive his Base Salary for the month in which such termination becomes effective and for a period of six (6) months thereafter, without prejudice to any other payments or disability benefits due Executive under any Employee Benefit Plan as a result of Executive's disability.

          (b)   In the event of Executive's death, Executive's legal representative shall be entitled to receive Executive's Base Salary through the end of the sixth month following the month in which Executive's death occurred, without prejudice to any other payments or benefits due under any Employee Benefit Plan as a result of Executive's death.

          (c)   In the event of the Company's termination of Executive's employment during the Employment Term for Cause, as defined in Section 6(c), the Company shall have no obligation to pay Executive any compensation or benefits other than (i) his then current Base Salary to the date of termination and (ii) payments or benefits due under any Employee Benefits Plans upon or following such termination.

          (d)   In the event the Company terminates Executive's employment during the Employment Term without Cause or Executive terminates his employment during such period for Good Reason, as defined in Section 6(e), the Company shall pay Executive the following amounts:

            (i)    Executive's Base Salary for the balance of the month in which such termination occurs, plus credit for any vacation earned but not taken prior to the date of termination;

            (ii)   the incentive compensation set forth in Section 4 hereof to which the Executive would have received but for the fact of termination, calculated from the beginning of the fiscal year through the date of termination;

            (iii)  as severance payments, commencing on the last day of the month in which the termination occurs and on the last day of each month thereafter, an amount equal to one-twelfth of the Executive's then current Base Salary for a period of twenty-four (24) months; and

            (iv)  any payments due under any Employee Benefits Plans upon or following such termination.

            In addition, in the event of, and effective upon, termination under this Section 7(d),

              (A)  Executive shall be entitled to (x) acceleration of any unvested stock options under any option grants issued to Executive pursuant to the Company's 1996 Stock Option Plan, and (y) all rights of the Executive, in the Executive Life Program Collateral Assignment Split Dollar Agreement entered into by the Executive and the Company as of March 1, 1999, as amended including, but not limited to, fully vested rights in and to the death benefits and annual distributions set forth therein, or in any replacement or supplemental plan designed to provide such benefits; and

              (B)  any forfeiture provisions otherwise applicable to awards of restricted stock to the Executive shall cease.

          (e)   Except as provided under Section 7(d)(ii), upon termination of his employment hereunder, the Executive, his heirs, representatives, or assigns shall not be entitled to receive any incentive compensation payments with respect to Executive's employment provided, however, that nothing shall affect Executive's right to receive any previously earned but unpaid deferred compensation payments to which Executive may be entitled under the Supplemental Executive Retirement Plan.

          (f)    Except as provided in Section 7(e), during the period Executive continues to receive payment of his Base Salary following the termination of the Executive's employment, Executive, his dependents, beneficiaries and estate shall continue to be entitled to all benefits under all Employee Benefit Plans as if Executive were still employed during such period under this Agreement. Executive, to the extent that he has at the time of termination sufficient service credits or has otherwise satisfied applicable eligibility requirements under the terms of the Employee Benefit Plans shall be deemed to have retired from the Company as of such time, and shall be eligible for any and all benefits and rights provided to retirees at a comparable executive level from the Company or the Group under all Employee Benefits Plans.

          (g)   The severance compensation and benefits provided in this Section 7 shall constitute Executive's sole and exclusive right to severance payments and benefits upon termination of Executive's employment and no other severance compensation of any kind, nature and amount shall be payable to Executive in connection with any termination during the Employment Term.

        8.    Termination Notice.    Any termination by the Company or by Executive hereunder shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail all facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Any such notice shall be by registered or certified mail and mailed to Executive at the last address he has filed in writing with the Company, or, in the case of the Company, to the Secretary at (through November 30, 2002) Four Glenhardie Corporate Center, 1255 Drummers Lane, Suite 200, Wayne, PA 19087-1565; or (on or after December 1, 2002) 1550 Liberty Ridge Drive, Suite 100, Wayne, PA 19087; or such other address to which the Company's principal executive offices are removed during the Employment Term.

        9.    Successors/Binding Agreement.    The Company shall require any successor or surviving entity in any Control Transaction ("Successor"), by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any Successor in accordance with the operation of law and such Successor shall be deemed the "Company" for purposes of this Agreement. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company and shall inure to the benefit of and be enforceable by Executive and his personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees.

        10.    Settlement of Claims.    The Company's obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without any limitation, any set-off (except against the amount actually owed by the Executive to the Company as evidenced by promissory notes, loan agreements and similar documents executed by the Executive), counterclaim, defense, recoupment, or other rights which the Company may have against the Executive or others.

        11.    Non-Exclusivity of Rights.    Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

        12.    Severability.    In the event any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

        13.    Amendment/Waiver.    This Agreement may not be amended, modified, waived or canceled except by a writing signed by each party hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

        14.    Entire Agreement.    This Agreement constitutes the entire Agreement between the parties relative to the employment of the Executive by the Company during the Employment Term and supercedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

        15.    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Chester County in the Commonwealth of Pennsylvania.

        16.    Attorney's Fees.    The Company or its Successor, as applicable, shall pay all reasonable attorney's fees, costs and related expenses incurred by Executive in ascertaining his rights under this Agreement or in the event of a breach by the Company or its Successor of the terms of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TRIUMPH GROUP, INC.
By:	/s/ RICHARD C. GOZON Richard C. Gozon
Title:	Director
Executive:	/s/ RICHARD M. EISENSTAEDT Richard M. Eisenstaedt

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  Exhibit 10.3
FORM OF EMPLOYMENT AGREEMENT